UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 9, 2017

TSR, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-8656	13-2635899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oser Avenue, Suite 150, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 231-0333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On March 9, 2017, the JW Hughes Family LLC (the “Family LLC”) was dissolved and all of the 875,151 shares of common stock of TSR, Inc. (the “Company”) held by the Family LLC will be distributed to its members in accordance with their respective percentage interests in the Family LLC. The 875,151 shares of the Company’s common stock held by the Family LLC represent approximately 44.6% of the Company’s outstanding common stock. The members of the Family LLC consisted of Joseph F. Hughes, the Company’s Chairman, President, Chief Executive Officer and Treasurer, and members of his family, and Joseph F. Hughes is the sole manager of the Family LLC. The Family LLC was dissolved for estate planning purposes. In connection with its dissolution, the Family LLC distributed 712,657 shares of the Company’s common stock to Joseph F. Hughes and 106,834 shares of the Company’s common stock to Winifred Hughes, Joseph F. Hughes’ spouse.

As a result of these distributions from the Family LLC, Joseph F. Hughes is the direct holder of a total of 756,339 shares of the Company’s common stock, representing approximately 38.6% of the Company’s outstanding common stock; Winifred Hughes is the direct holder of a total of 107,634 shares of the Company’s common stock, representing approximately 5.5% of the Company’s outstanding common stock; and Joseph F. Hughes and Winifred Hughes together are the direct holders of a total of 863,973 shares of the Company’s common stock, representing approximately 44.1% of the Company’s outstanding common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TSR, INC.
(Registrant)

By:	/s/ John G. Sharkey
John G. Sharkey Vice President-Finance, Controller and Secretary

Date: March 10, 2017